Exhibit 10.S
EL PASO CORPORATION
2005 SUPPLEMENTAL BENEFITS PLAN
Effective as of January 1, 2005

TABLE OF CONTENTS

SECTION 1 PURPOSES	1

SECTION 2 DEFINITIONS	1
2.1 Beneficiary	1
2.2 Board	1
2.3 Change in Control	1
2.4 Code	2
2.5 Company	2
2.6 Employer	2
2.7 Frozen Plan	2
2.8 Management Committee	2
2.9 Participant	2
2.10 Pension Plan	2
2.11 RSP	2
2.12 Specified Employee	2
2.13 Surviving Spouse	3

SECTION 3 ADMINISTRATION	3
3.1 Management Committee	3

SECTION 4 PARTICIPANTS	3
4.1 Participants	3

SECTION 5 BENEFITS	4
5.1 Supplemental Pension Benefits	4
5.2 Supplemental RSP Benefits	4
5.3 Other Supplemental Benefits	5
5.4 Time and Manner of Payment	6
5.5 Determination of Supplemental Pension Benefit Payments	6

SECTION 6 GENERAL PROVISIONS	7
6.1 Unfunded Obligation	7
6.2 Discretionary Investment by Company	7
6.3 Incapacity of Participant, Surviving Spouse or Beneficiary	7
6.4 Nonassignment	8
6.5 No Right to Continued Employment	8
6.6 Withholding Taxes	8
6.7 Termination and Amendment	8
6.8 ERISA Exemption	9
6.9 Applicable Law	9

El Paso Corporation 2005 Supplemental Benefits Plan	Table of Contents

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EL PASO CORPORATION
2005 SUPPLEMENTAL BENEFITS PLAN
SECTION 1 PURPOSES
     The purposes of the 2005 El Paso Corporation Supplemental Benefits Plan (the “Plan”) are to attract and retain exceptional executives by providing retirement or termination benefits to selected officers and key management employees of outstanding competence. This Plan is effective as of January 1, 2005. In addition to this Plan, the Company maintains the Supplemental Benefits Plan as Amended and Restated most recently effective as of December 7, 2001, as amended (the “Frozen Plan”). The Frozen Plan has been amended in connection with the enactment of Section 409A of the Code to provide that participants therein will generally cease to accrue benefits thereunder effective as of December 31, 2004. The purpose of that amendment was to cause the Frozen Plan to not be subject to Section 409A by reason of certain grandfathering provisions of Section 409A and regulations issued thereunder.
SECTION 2 DEFINITIONS
     For purposes of this Plan, the following terms shall have the meanings indicated:
2.1 Beneficiary
     “Beneficiary” means the individual(s) designated by a Participant to receive benefits from this Plan in the event of his or her death. If no designated Beneficiary survives the Participant, the Beneficiary shall be the person or persons in the first of the following classes who survive the Participant:
          (a) spouse at date of death,
          (b) descendants, per stirpes,
          (c) parents,
          (d) brothers and sisters,
          (e) estate.
2.2 Board
     “Board” means the Board of Directors of the Company.
2.3 Change in Control
     “Change in Control” shall have the same meaning as under the El Paso Corporation 2005 Omnibus Incentive Compensation Plan (or successor plans).

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2.4 Code
     “Code” means the Internal Revenue Code of 1986, as amended.
2.5 Company
     “Company” means El Paso Corporation, a Delaware corporation.
2.6 Employer
     “Employer” means, as applicable to each Participant, El Paso Corporation or the subsidiary or affiliate that employs the Participant.
2.7 Frozen Plan
     “Frozen Plan” means the El Paso Corporation Supplemental Benefits Plan, as Amended and Restated most recently effective as of December 7, 2001, as amended most recently effective as of December 31, 2004 to cease all accruals thereunder, other than interest credits and other earnings accrued following December 31, 2004 in respect of amounts accrued thereunder on or prior to December 31, 2004.
2.8 Management Committee
     “Management Committee” means the committee appointed pursuant to Section 3.1 to administer the Plan.
2.9 Participant
     “Participant” means each individual who participates in the Plan in accordance with Section 4.
2.10 Pension Plan
     “Pension Plan” means the El Paso Corporation Pension Plan and any pension plans maintained by an Employer.
2.11 RSP
     “RSP” means the El Paso Corporation Retirement Savings Plan.
2.12 Specified Employee
     “Specified Employee” means any Participant who meets the definition of a “key employee” of El Paso Corporation, as defined in section 416(i) of the Code without regard to section 416(i)(5), at any time during the 12-month period ending on an identification date determined by the Management Committee in accordance with Section

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409A of the Code and any regulations issued thereunder. If a Participant is a Specified Employee as of any such identification date, the Participant shall be deemed a Specified Employee for the 12-month period beginning on the first day of the fourth month following such identification date.
2.13 Surviving Spouse
     “Surviving Spouse” means the person to whom surviving spouse death benefits are to be paid pursuant to the terms of the Pension Plan.
SECTION 3 ADMINISTRATION
3.1 Management Committee
     This Plan shall be administered by the Management Committee consisting of the Chief Executive Officer of the Company and such other senior officers of the Company as he or she shall designate. Subject to the compensation committee (the “Compensation Committee”) of the Board of Directors, the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Participants, and take all other action necessary for its administration, which actions shall be final and binding upon all Participants. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.
SECTION 4 PARTICIPANTS
4.1 Participants
     The Management Committee shall determine and designate the officers and key management employees of an Employer who are eligible to become Participants and receive benefits under the Plan. Each Participant must be a selected management or highly compensated employee, or entitled to qualified plan benefits in excess of the Code Section 415 limitations on benefits. A Participant who is not a selected management or highly compensated employee shall be eligible only for the benefits described in Sections 5.1(a) and 5.2(a).

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SECTION 5 BENEFITS
5.1 Supplemental Pension Benefits
     Upon termination of employment of a Participant, the Company shall pay or cause to be paid to such Participant (or his or her Surviving Spouse in the case of his or her death) supplemental pension benefits under this Plan which, when combined with the supplemental pension benefits he or she is entitled to receive under the Frozen Plan and the amounts he or she is entitled to receive under the Pension Plan, shall be the actuarial equivalent of the retirement benefits, or Surviving Spouse death benefits, which would have been payable to the Participant or his or her Surviving Spouse had the Pension Plan’s benefit formula been applied:
     (a) without regard to the limitations of Section 415 of the Code (including, without limitation, the maximum benefit payable under Section 415(b)(1), the actuarial reduction for early retirement of Section 415(b)(2)(C), the reduction for limited service or participation of Section 415(b)(5) and the combined limits of Section 415(e)),
     (b) by including in the Participant’s compensation during the period for which the Pension Plan benefits are computed, to the extent not already done so under the Pension Plan, any amount that has not been taken into account due to the limitations of Section 401(a)(17) of the Code or due to a reduction of compensation that has occurred pursuant to an election of the Participant under Section 125 or Section 401(k) of the Code, and
     (c) by taking into account any service granted to the Participant and any benefit formula adjustments required by an employment contract;
provided, that an amendment of the Pension Plan or the Frozen Plan shall not result in an increase or decrease of the supplemental pension benefits payable hereunder unless the Management Committee determines that such increase or decrease does not violate Section 409A of the Code.
     Supplemental pension benefits under this Section 5 shall be vested and nonforfeitable to the same extent that the related benefits under the Pension Plan are vested and nonforfeitable. Notwithstanding the preceding sentence, in the event of a Change in Control, the supplemental pension benefits computed under this Section 5.1 shall be fully vested and nonforfeitable immediately.
5.2 Supplemental RSP Benefits
     Upon termination of employment of a Participant, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) supplemental RSP benefits calculated as described below. The Company shall periodically determine the amount of any additional Employer matching contributions

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that would have been credited to a Participant’s account under the RSP on and after January 1, 2005 if his or her current election of Participant contributions had been given effect and no adjustment of such contributions had occurred due to:
     (a) the maximum dollar limit under Code Section 415(c)(1)(A) on RSP annual additions,
     (b) the maximum limit under Code Section 401(a)(17) on the compensation taken into account under the RSP, and
     (c) any further reductions in the compensation taken into account under the RSP as a result of any deferrals of compensation elected by the Participant pursuant to Section 125 or Section 401(k) of the Code.
     From time to time, as determined by the Management Committee, the Company shall allocate amounts equal to such additional Employer matching contributions to a ledger account for the Participant as of the time or times that such amounts would have been contributed to the RSP if permitted thereunder. In addition, earnings and losses shall be credited to the balance of each Participant’s Memorandum Account on a periodic basis as determined by the Management Committee. Notwithstanding any crediting provision of this Plan to the contrary, the crediting of amounts under this Plan by reason of a Participant’s actions or inactions under the RSP in any calendar year shall be made in a manner consistent with Section 409A of the Code, and any credits inadvertently made in violation of Section 409A of the Code shall be of no force or effect.
     Supplemental RSP benefits under this Section 5.2 shall be vested and nonforfeitable to the same extent that the related benefits under the RSP are vested and nonforfeitable.
5.3 Other Supplemental Benefits
     Upon the termination of employment of a Participant, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) other supplemental benefits as determined by the Board and contained in any other plan or program maintained by the Company or in the Participant’s employment contract or other agreement with the Company. Other supplemental benefits under this Section 5.3 shall be vested and nonforfeitable to the extent provided in the applicable plan or program maintained by the Company or the Participant’s employment contract or other agreement with the Company.
5.4 Time and Manner of Payment
     The payment of any benefits shall be made as provided below. Such payment or payments shall constitute a complete discharge of all obligations to the Participant and his or her Surviving Spouse or Beneficiary under the Plan.

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     (a) Supplemental Pension Benefit Payments. Subject to Section 5.4(d), the payment of any supplemental pension benefits pursuant to Section 5.1 owed to a Participant (or his or her Surviving Spouse) shall be made in lump sum as soon as practicable after the Participant’s termination of employment with the Employer. The amount of the payment under this subparagraph 5.4(a) shall be determined pursuant to Section 5.5; provided, however, no such payment shall be required to be made to the Participant if the amount of the payment the Participant is entitled to receive for supplement pension benefits under this Plan is less than $100.
     (b) Supplemental RSP Benefit Payments. Subject to Section 5.4(d), the payment of any supplemental RSP benefits pursuant to Section 5.2 owed to a Participant (or his or her Beneficiary) shall be made in a lump sum as soon as practicable after the Participant’s termination of employment with the Employer and shall be in an amount equal to the Participant’s ledger account balance at the time of such payment; provided, however, no such payment shall be required to be made to the Participant if the amount of the payment the Participant is entitled to receive for supplemental RSP benefits under this Plan is less than $100.
     (c) Other Supplemental Benefit Payments. Subject to Section 5.4(d), the payment of any other supplemental benefits pursuant to another plan or program maintained by the Company or a Participant’s employment contract or other agreement with the Company under Section 5.3 shall be made as provided in such other applicable plan, program, employment contract or agreement.
     (d) Required Delay in Payment of Benefits. Notwithstanding Sections 5.4(a), 5.4(b) and 5.4(c), the payment of any benefit owed to any Participant pursuant to the Plan who is a Specified Employee shall be delayed until the six-month anniversary of the Participant’s termination of employment with the Employer and shall be paid in a lump sum as soon as practicable after such anniversary; provided, however, that this Section 5.4(d) shall not apply if (i) the Participant’s termination occurs by reason of his or her death or (ii) Section 409A of the Code and regulations issued thereunder permit payment to be made without such delay.
5.5 Determination of Supplemental Pension Benefit Payments
     The amount of a payment of supplemental pension benefits pursuant to Section 5.1 to a Participant (or his or her Surviving Spouse in the event of the Participant’s termination of employment on account of death) shall be determined by calculating the benefit according to the terms of the Pension Plan as a single life annuity.
SECTION 6 GENERAL PROVISIONS
6.1 Unfunded Obligation
     The supplemental benefits to be paid to Participants and/or their Surviving Spouses and Beneficiaries pursuant to this Plan are unfunded obligations of the Company, and shall, until actual payment, continue to be part of the general funds of the

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Company. The Company is not required to segregate any monies from its general funds, or to create any trusts, or to make any special deposits with respect to these obligations. Beneficial ownership of any investments, including trust investments, which the Company may make to fulfill these obligations shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Employer and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Surviving Spouse or Beneficiary or his or her creditors in any assets of the Employer whatsoever. The Participants and their Surviving Spouses and Beneficiaries shall have no claim against the Employer for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.
6.2 Discretionary Investment by Company
     The Management Committee, after consulting with the actuary employed by the Company in conjunction with the Pension Plan, may from time to time direct the investment by the Company of an amount sufficient to meet all or such portion of the supplemental benefits to be paid under this Plan as the Management Committee, in its sole discretion, shall determine. The Management Committee may in its sole discretion determine that all or some portion of the amount to be invested shall be paid into one or more grantor trusts to be established by the Employer of which it shall be the Beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants (or their Surviving Spouses or Beneficiaries in the case of their deaths) receive benefits under this Plan. The Management Committee may designate an investment advisor to direct investments and reinvestments of the funds, including investments of any grantor trusts hereunder.
6.3 Incapacity of Participant, Surviving Spouse or Beneficiary
     If the Management Committee finds that any Participant, Surviving Spouse or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payments due (unless a prior claim therefor shall have been made by a duly appointed legal representative) at the discretion of the Management Committee may be paid to the spouse, child, parent or brother or sister of such Participant, Surviving Spouse or Beneficiary, or to any person whom the Management Committee has determined has incurred expense for such Participant, Surviving Spouse or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.
6.4 Nonassignment
     The right of a Participant or his or her Surviving Spouse or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment,

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execution or other legal process, except that any right of a Participant or Beneficiary to the payment of any amounts under the Plan may be waived, released or otherwise relinquished by a Participant to enable such Participant to receive similar benefits under another plan or program maintained by the Company.
6.5 No Right to Continued Employment
     Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or a subsidiary or affiliate or interfere in any way with the right of the Company or a subsidiary or affiliate to terminate the employment of such Participant at any time without assigning any reason therefor.
6.6 Withholding Taxes
     Provision shall be made for the withholding of taxes under the Federal Insurance Contributions Act as required by regulations and appropriate income taxes shall be withheld from payments made to Participants pursuant to this Plan.
6.7 Termination and Amendment
     (a) The Board or the Compensation Committee may from time to time amend, suspend, or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board or the Compensation Committee may reinstate any or all of its provisions. The Management Committee may amend the Plan provided that it may not suspend or terminate the Plan, substantially increase the administrative cost of the Plan or increase the obligations of the Company, or expand the classification of employees who are eligible to participate in the Plan. Subject to Section 6.7(c), no amendment, suspension or termination may impair the right of a Participant or his or her Surviving Spouse or Beneficiary to receive the supplemental benefits accrued prior to the effective date of such amendment, suspension or termination.
     (b) If the Plan is terminated, Participants, Surviving Spouses and Beneficiaries who have accrued benefits under the Plan as of the date of termination will receive payment of such benefits at the times specified in the Plan. Notwithstanding this or any other provision of the Plan to the contrary, this Plan may not be terminated so long as the Pension Plan and/or RSP remain in effect.
     (c) The Plan is intended to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board, the Compensation Committee and the Management Committee may amend the Plan in any manner, or take any other action, that any of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any guidance issued thereunder, including, without limitation, amendments or other actions that reduce the accruals of Participants under the Plan or otherwise impair the rights of Participants hereunder. Any such action, once taken, shall be deemed to be

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effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.
6.8 ERISA Exemption
     The portion of this Plan providing benefits in excess of the limitations of Section 415 of the Code is intended to qualify for exemption from the Employee Retirement Income Security Act of 1974 (“ERISA”) as an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of ERISA. The portion of this Plan providing benefits in excess of the limitation of Section 401(a)(17) of the Code and other supplemental benefits is intended to qualify for exemption from Parts II, III and IV of ERISA as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
6.9 Applicable Law
     The Plan shall be construed and governed in accordance with the laws of the State Texas.

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     IN WITNESS WHEREOF, the Company has adopted the Plan effective as of January 1, 2005.

EL PASO CORPORATION
By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Senior Vice President Human Resources

ATTEST:
By:	/s/ David L. Siddall
David L. Siddall
	Title:	Corporate Secretary

Execcomp/plans/supplemental benefits plan

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